News Release
Contact: Paul Goodson, Associate Vice President, Investor Relations
(866) 475-0317 x2271
investorrelations@bridgepointeducation.com

Bridgepoint Education Reports Full Year 2013 Results
SAN DIEGO (March 11, 2014) - Bridgepoint Education, Inc. (NYSE:BPI), a provider of postsecondary education services, announced the results for its fourth quarter and full year ended December 31, 2013.
Highlights for the fourth quarter ended December 31, 2013:

•	Revenue of $163.5 million compared to $209.4 million for the same period in 2012.

•	Operating loss of $11.9 million compared to operating income of $28.9 million for the same period in 2012.

•	Net loss of $6.5 million compared to net income of $18.4 million for the same period in 2012.

•	Fully diluted loss per common share of $0.12 compared to earnings per common share of $0.33 for the same period in 2012.

•	A legal accrual of $9.0 million increased general and administrative expenses and had an after-tax impact of $0.10 on fully diluted earnings.

Highlights for the full year ended December 31, 2013:

•	Total student enrollment was 63,624 compared to 81,810 at December 31, 2012.

•	Revenue of $768.6 million compared to $968.2 million for 2012.

•	Operating income of $60.4 million compared to $195.5 million for 2012.

•	Net income of $41.0 million compared to net income of $123.4 million for 2012.

•	Fully diluted earnings per common share of $0.74 compared to $2.21 for 2012.

“Throughout 2013, our institutions focused on delivering a relevant and high-quality education to their students,” said Andrew Clark, CEO of Bridgepoint Education. “We are pleased with the positive response we have attracted from prospective students and plan to continue this focus in 2014 and beyond.”
Student Enrollment
Total student enrollment at the Company’s academic institutions, Ashford University and University of the Rockies, was 63,624 at December 31, 2013, compared with 81,810 students at the end of the fourth quarter of 2012. Combined new student enrollments for the fourth quarter of 2013 at both of the Company’s academic institutions increased to approximately 10,200, compared with combined new student enrollments of approximately 9,260 for the fourth quarter of 2012.
Financial Results
Revenue for the fourth quarter of 2013 was $163.5 million, compared with revenue of $209.4 million for the fourth quarter of 2012. Revenue for the year ended December 31, 2013, was $768.6 million, compared with revenue of $968.2 million for the year ended December 31, 2012.
Operating loss for the fourth quarter of 2013 was $11.9 million compared with operating income of $28.9 million for the same period in 2012. Operating income for the year ended December 31, 2013, was $60.4 million, compared with $195.5 million for the year ended December 31, 2012.

Net loss for the fourth quarter of 2013 was $6.5 million compared with net income of $18.4 million for the fourth quarter of 2012. Net income for the year ended December 31, 2013, was $41.0 million, compared with net income of $123.4 million for the year ended December 31, 2012.
Fully diluted loss per common share for the fourth quarter of 2013 was $0.12 compared with fully diluted earnings per common share of $0.33 for the fourth quarter of 2012. Fully diluted earnings per common share for the year ended December 31, 2013, was $0.74 compared with fully diluted earnings per common share of $2.21 for the year ended December 31, 2012. The results above include an accrual of $9.0 million, which represents our best estimate of the cost of a resolution of a previously disclosed civil investigative demand from the Iowa Attorney General, and had an after-tax impact of $0.10 on fully diluted earnings for the year ended December 31, 2013.
The Company's effective tax rate for the year ended December 31, 2013, was 35.7%.
The Company anticipates a 1.7% tuition increase for undergraduate online students at Ashford University for courses beginning on or after April 1, 2014.
Balance Sheet and Cash Flow
As of December 31, 2013, the Company had cash, cash equivalents and investments of $356.4 million, compared with $514.7 million as of December 31, 2012. The Company generated $75.5 million of cash from operating activities for the year ended December 31, 2013, compared with $143.2 million for the year ended December 31, 2012. The Company’s lower cash, cash equivalents and investments balance at December 31, 2013 reflects the completion of a Tender Offer for the repurchase of 10.25 million shares in December 2013 for approximately $201 million, inclusive of fees.
Earnings Conference Call and Webcast
The Company will host a conference call and webcast at 11:30 a.m. ET (8:30 a.m. PT) today to discuss its latest financial results and recent developments. Call participants should dial 844-891-8291 (United States/Canada) or 856-452-0684 (other countries) and request the Bridgepoint Education call or provide conference ID 4976825. A live broadcast of the call will also be available via the Internet at http://ir.bridgepointeducation.com and will be archived on the site for one year.
A telephonic replay will be available at 855-859-2056 (United States/Canada) or 404-537-3406 (other countries), passcode 4976825. The replay will be available from Tuesday, March 11, 2014, at 2:30 p.m. (Eastern Time) until Tuesday, June 10, 2014, at 2:30 p.m. (Eastern Time).
About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) improves the way individuals learn. By harnessing creativity, knowledge and proprietary technologies, such as Constellation, Thuze, and Waypoint Outcomes, Bridgepoint Education has re-engineered the modern student experience with innovative solutions that advance learning. Its academic institutions - Ashford University and University of the Rockies - embody the contemporary college experience. Ashford University offers associate's, bachelor's and master's degree programs while University of the Rockies offers master’s and doctoral degree programs. Both provide progressive online platforms, as well as traditional campuses located in Clinton, Iowa (Ashford University), and Colorado Springs, Colorado (University of the Rockies).
For more information about Bridgepoint Education, call Paul Goodson, Associate Vice President of Investor Relations at (866) 475-0317 x2271.
Forward-Looking Statements
This news release may contain forward-looking statements including, without limitation, statements regarding pending legal matters, the Company's 2014 outlook and related commentary. These statements involve risks and uncertainties, and the Company's actual performance may differ materially from those expressed in or suggested by such statements. Risks and uncertainties include, without limitation:

•
failure to comply with the extensive regulatory framework applicable to the Company and its institutions, including Title IV of the Higher Education Act and its regulations, state laws and regulatory requirements, and accrediting agency requirements;

•	adverse administrative, regulatory or legislative changes affecting the Company's institutions;

•	the imposition of fines or other corrective measures against the Company's institutions;

•	competition in the postsecondary education market and its potential impact on the Company's market share and recruiting costs; and

•	reputational and other risks related to potential compliance audits, regulatory actions, negative publicity or service disruptions.
More information on potential factors that could affect the Company's performance is included from time to time in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company's periodic reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, to be filed with the SEC. Forward-looking statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made, and the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, except as required by law.

BRIDGEPOINT EDUCATION, INC.
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue	$163,453	$209,356	$768,623	$968,171
Costs and expenses:
Instructional costs and services	93,755	102,607	395,928	364,001
Admissions advisory and marketing	55,726	65,239	235,358	339,209
General and administrative	25,828	12,566	76,894	69,497
Total costs and expenses	175,309	180,412	708,180	772,707
Operating income (loss)	(11,856)	28,944	60,443	195,464
Other income, net	710	878	3,346	3,370
Income (loss) before income taxes	(11,146)	29,822	63,789	198,834
Income tax expense (benefit)	(4,686)	11,450	22,779	75,413
Net income (loss)	$(6,460)	$18,372	$41,010	$123,421
Earnings (loss) per common share:
Basic	$(0.12)	$0.34	$0.76	$2.33
Diluted	(0.12)	0.33	0.74	2.21
Weighted average number of common shares outstanding used in computing earnings per common share:
Basic	53,098	54,050	53,923	52,947
Diluted	53,098	54,938	55,487	55,946

BRIDGEPOINT EDUCATION, INC.
Consolidated Balance Sheets
(In thousands, except par value)

	As of December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$249,472	$255,965
Investments	65,901	136,967
Accounts receivable, net	28,565	67,371
Student loans receivable, net	1,043	556
Deferred income taxes	15,232	10,936
Prepaid expenses and other current assets	21,369	19,810
Total current assets	381,582	491,605
Property and equipment, net	91,425	95,966
Investments	41,062	121,738
Student loans receivable, net	11,785	15,143
Goodwill and intangibles, net	26,878	10,739
Deferred income taxes	18,507	13,266
Other long-term assets	2,740	2,330
Total assets	$573,979	$750,787
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,195	$4,588
Accrued liabilities	54,756	44,640
Deferred revenue and student deposits	132,791	175,057
Total current liabilities	192,742	224,285
Rent liability	23,927	25,173
Other long-term liabilities	9,271	9,759
Total liabilities	225,940	259,217
Total stockholders' equity	348,039	491,570
Total liabilities and stockholders' equity	$573,979	$750,787

BRIDGEPOINT EDUCATION, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities
Net income	$41,010	$123,421
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	72,313	73,696
Depreciation and amortization	21,666	17,424
Amortization of premium/discount	3,559	6,805
Deferred income taxes	(10,506)	(9,972)
Stock-based compensation	13,934	13,729
Excess tax benefit of option exercises	(2,590)	(10,058)
Loss on impairment of student loans receivable	1,998	—
Net realized gain on sale of marketable securities	(63)	—
Loss on termination of leased space	328	—
Loss on disposal of fixed assets	751	1,153
Changes in operating assets and liabilities:
Accounts receivable	(34,348)	(81,577)
Prepaid expenses and other current assets	(2,411)	(1,056)
Student loans receivable	291	(3,778)
Other long-term assets	(412)	2,131
Accounts payable and accrued liabilities	13,687	12,100
Deferred revenue and student deposits	(41,607)	(10,389)
Other liabilities	(184)	8,772
Uncertain tax position	(1,878)	784
Net cash provided by operating activities	75,538	143,185
Cash flows from investing activities
Capital expenditures	(14,825)	(25,296)
Purchases of investments	(26,759)	(179,387)
Restricted cash	—	25
Capitalized costs for intangible assets	(19,563)	(5,262)
Sales and maturities of investments	176,343	186,911
Net cash provided by (used in) investing activities	115,196	(23,009)
Cash flows from financing activities
Proceeds from exercise of stock options	10,464	2,257
Tax withholdings related to net exercise of stock options	(9,170)	(10,418)
Excess tax benefit of option exercises	2,590	10,058
Proceeds from the issuance of stock under employee stock purchase plan	1,234	1,340
Proceeds from the exercise of warrants	231	490
Tax withholdings related to net exercise of warrants	—	(944)
Issuance of restricted stock	(1,080)	(313)
Repurchase of common stock	(201,496)	(602)
Net cash provided by (used in) financing activities	(197,227)	1,868
Net increase (decrease) in cash and cash equivalents	(6,493)	122,044
Cash and cash equivalents at beginning of period	255,965	133,921
Cash and cash equivalents at end of period	$249,472	$255,965